SOFTWARE LICENSE AGREEMENT

THIS SOFTWARE LICENSE AGREEMENT (the “License Agreement”) is made as of _____________________ (the “Effective Date”) by and between Semotus Solutions, Inc. (“Licensor”) and Innofone.com, Incorporated (“Customer” or “Innofone”).

This Agreement consists of this signature page, the Basic Terms and Conditions and the attached Exhibits, which are part of this Agreement and are incorporated herein by reference. Each party has read, understands and agrees to the terms and conditions of this Agreement.

Accepted by	Customer

Semotus Solutions, Inc	Innofone.com, Incorporated

By:___________________________	By:_________________________________
Name:_________________________	Name:______________________________
Title:__________________________	Title:_______________________________

Address for Formal Notice:	Address for Formal Notice:
Semotus Solutions, Inc.	____________________________________
718 University Ave., Suite 202	____________________________________
Los Gatos, CA 95032	____________________________________
Attn: General Counsel	____________________________________

BASIC TERMS AND CONDITIONS

ARTICLE 1: DEFINITIONS

“Documentation” means such manuals, documentation and any other supporting materials relating to the Licensed Software as are currently maintained by LICENSOR and generally provided to its licensees. Documentation is considered part of the related Licensed Software.

"Intellectual Property Rights" means any and all rights existing now or in the future under patent law, copyright law, industrial design rights law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all similar proprietary rights, and any and all renewals, extensions, and restorations thereof, now or hereafter in force and effect worldwide, including, without limitation, in the United States.

“Internal Use” means Customer’s internal accounting, inventory, word or data processing or other internal uses in the United States, but shall exclude any and all commercial applications or uses in connection with or directly for the benefit of customers and/or third parties.

“Licensed Software” means the executable files of the computer software obtained by Customer under this Agreement, any extracts from such software, derivative works of such software, or collective works constituting such software (such as subsequent releases) to the extent offered to Customer under this Agreement, and the related Documentation. The Licensed Software is further described in Exhibit A, attached hereto and incorporated herein.

“Warranty Period” means the ninety (90) day period beginning on the date of delivery of the Licensed Software.

ARTICLE 2: SOFTWARE LICENSE

2.1 License. Subject to the terms and conditions of this License Agreement, LICENSOR grants Customer a worldwide, nonexclusive, royalty free, revocable and nontransferable license to:
a.	Internally use, copy, and display the Licensed Software; and
b.
sublicense and distribute copies of the Licensed Software to third party licensees for their Internal use, subject to a form of sublicense agreement that has been approved by Licensor and other restrictions as set forth in this Agreement.

Neither Customer nor its third party licensees may reverse engineer, disassemble, decompile, or otherwise attempt to derive the source code of the Licensed Software, nor may Customer sublicense any of the license rights granted in this License Agreement to third party agents, resellers or independent contractors.

2.2 Documentation License. Subject to the prior written authorization of LICENSOR and to any conditions contained in that authorization, Customer may at its own expense make copies of the Documentation, whereupon any and all such copies will become and remain Documentation, subject to the terms and conditions of this License Agreement. Customer will not remove and will affix to the media upon which it is copied, any proprietary markings or legends placed upon or contained within the Licensed Software or Documentation.

2.3  Use of Trademarks and Tradenames. Licensor grants to Customer the non-exclusive terminable right to use certain of its name and marks during the term of this License Agreement solely with respect to Customer's marketing and licensing of the Licensed Software in accordance with the terms of this License Agreement, including Exhibit B attached hereto and incorporated herein. Customer's right created herein shall continue only as long as Customer's marketing and licensing rights under this License Agreement remain in force. Upon termination of this License Agreement, Customer will purge such name or marks from all materials, letterheads, signs and any other media in which Customer displayed such names or marks, and thereafter, neither Customer nor any parent, subsidiary or affiliate shall use either the name or like sounding or appearing names or marks in any fashion, anywhere. Customer shall maintain and allow Licensor to monitor the quality of workmanship associated with its marks, and Licensor may terminate the use of its marks if such quality falls below Licensor’s own levels. Licensor makes no representation or warranties as to the registration status of its tradenames or trademarks. Customer shall notify Licensor of any infringement or appropriation of Licensor’s names or marks during the term of this License Agreement.

2.4 Ownership. As between the parties hereto, and subject to the licenses granted to Customer herein, Licensor or its licensors, as applicable, own and shall retain all right, title and interest in and to the Licensed Software, and all associated Documentation and all related modifications and derivative works, and all intellectual property and Intellectual Property Rights related thereto. Customer will immediately notify Licensor of any infringement, misappropriation or violation of any Intellectual Property Rights of Licensor that comes to Customer’s attention. Customer will not infringe, and will use its best efforts to preserve and protect Licensor’s interest in all such Intellectual Property Rights. In the event of any such infringement, misappropriation or violation relating to the activities of Customer or any of its officers, directors, employees, agents or contractors, Customer will take all steps reasonably necessary to terminate any such infringement, misappropriation or violation.

ARTICLE 3: ORDERS AND PAYMENTS

3.1 Payments. Innofone agrees to issue to Licensor three million seven hundred and fifty thousand dollars ($3,750,000) worth of Innofone’s restricted common stock (the “Shares”) at a price equal to the lower of (i) the average daily closing price of Innofone’s common stock for a period of twenty trading days up to and including the day prior to the full execution of this License Agreement, and (ii) the closing price of Innofone’s common stock on the Effective Date (the “Transaction Price”), to be issued within twenty four hours of the Effective Date and including certain representations and registration rights, as set forth in Exhibit C. Closing shall occur upon the completion of the issuance of the Shares.

Fees for professional services, annual maintenance and support of the Licensed Software are set forth in Exhibit D.

Future milestones between the parties are set forth in Exhibit E, attached hereto and incorporated herein.

3.2 Shipping. Customer shall be able to download through the internet the Licensed Software and the Documentation immediately upon Closing.

3.3 Taxes and Other Charges. In addition to all applicable license and administrative fees, Customer will be responsible for paying any amounts equal to all sales, use, personal property, value added, and any other taxes resulting from this License Agreement or any activities under this Agreement, excluding taxes based on LICENSOR’S net income, unless Customer furnishes proof of exemption from payment of such taxes which is in a form reasonably acceptable to LICENSOR. Any sum due LICENSOR for which a time of payment is not specified will be paid within thirty (30) days after the date of invoice therefore from LICENSOR. Any sums not paid when due shall automatically accrue interest from the date when due until actually paid at rate of eighteen percent (18%) per annum or the highest rate allowed by law, whichever is less.

3.4  Audit. Licensor may, at any time during the term of this License Agreement and with seven (7) days prior notice, request and gain access to Customer’s premises, for the limited purpose of conducting an inspection to determine and verify that Customer is in compliance with the terms and conditions hereof. Customer will promptly grant such access and cooperate with Licensor in the inspection; provided, however, that the inspection will be conducted in a manner not intended to disrupt unreasonably Customer’s business and will be restricted in scope, manner and duration to that reasonably necessary to achieve its purpose. Licensor shall be provided with one (1) such audit per annum during the Term of the License only.

ARTICLE 4: MAINTENANCE AND SUPPORT

Subject to the payment of annual maintenance fees, LICENSOR shall provide maintenance and support for the Licensed Software as described on Exhibit F. New contracts will need to purchase maintenance within 30 days of the Effective Date, after that it will be considered lapsed. All maintenance renewals must be paid by the annual anniversary date. There will be a software re-certification fee for accounts with lapsed coverage; please see Exhibit D for fee amounts. Lapsed maintenance coverage renewal will be retroactive to the previous annual anniversary date. No maintenance or support will be provided by LICENSOR until payment is received. Alternatively, Customer may pay for engineering/professional services on a time and material basis at the LICENSOR’s standard hourly rates, as set forth in Exhibit D.

Customer may provide Level 1 Support to any of its licensees under the following terms and conditions. Level 1 Support means the resolution of minor problems with the Licensed Software and resolution of all issues related to or arising from the physical infrastructure and functionality of the servers on which the Licensed Software is installed. Customer shall provide Level 1 support to Licensees at least 12 hours per day, seven days per week. Customer shall not contact Licensor in connection with Level 1 support unless and until it has used its best efforts to resolve the problem. Customer shall promptly notify Licensor of all bugs that Customer determines to exist in the Licensed Software. Licensor shall provide Level 1 training online to Customer at Licensor’s standard hourly rate. Customer must pass Licensor certification before being allowed to offer Tier 1 support to its licensees.

Subject to the payment by licensees of maintenance and support fees directly to Licensor, Licensor shall provide maintenance and support in accordance with Exhibit F.

ARTICLE 5: Representations and Warranties

Limited Product Warranty. LICENSOR warrants that during the Warranty Period the Licensed Software shall conform in all material respects to the specifications set forth in the LICENSOR’S Documentation. LICENSOR does not warrant that operation of the Licensed Software will be uninterrupted or error free. In the event of a breach of the foregoing warranty, LICENSOR’S sole obligation, and Customer’s sole and exclusive remedy, for such breach shall be that LICENSOR shall make all commercially reasonable efforts to promptly correct the non-conforming Licensed Software without charge. Licensee expressly acknowledges and agrees that the use of the Licensed Software is at Licensee's sole risk. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, AND LICENSOR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

Product Representations. Customer shall deliver the Licensed Software to licensees with Licensor’s then current license agreement generally accompanying the Licensed Software, as it may be amended by Semotus from time to time. Customer shall make no, and shall indemnify Semotus for any claims arising out of, representations or warranties concerning quality, performance or other characteristics of the Product other than those which are consistent in all respects with, and do not expand the scope of, the warranties contained in the applicable license agreement. Customer agrees to conduct its business in a manner that reflects favorably at all times on the Licensed Software and the good name, goodwill and reputation of Semotus. Customer shall identify Semotus as the owner of the Licensed Software.

Compliance with Laws. Customer shall comply with all applicable supranational, national, and local laws and regulations in performing its duties hereunder. Customer must obtain, at its own expense, all necessary registrations, licenses, permits and approvals as required by any government to import and/or export, promote, market and resell the Licensed Software, and Semotus shall provide any necessary information or supporting documentation upon Customer’s reasonable written request to assist Customer with its obligations under this Section. Customer shall indemnify and hold harmless Semotus for any violation or alleged violation of this Section.

General Representations and Warranties. Each party has the corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery by each party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by each party. This Agreement has been duly executed and delivered by each party and constitutes the valid and binding obligation of each party enforceable against it in accordance with its respective terms, subject to the effects of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general equitable principles.

ARTICLE 6: INDEMNIFICATION

LICENSOR shall indemnify and hold Customer harmless from and against any third party claim that the Licensed Software infringes an existing United States copyright, provided that Customer promptly notifies LICENSOR in writing of any such claim and allows LICENSOR to control, and fully cooperates with LICENSOR in, the defense of any such claim and all related settlement negotiations. Licensor shall pay any damages finally awarded in such legal action as a result of such third-party claim. In the event an injunction is sought or obtained against Customer’s use of the Licensed Software as a result of any such infringement claim, LICENSOR may at its sole option and expense, (a) procure for Customer the right to continue using the affected Licensed Software or (b) replace or modify the affected Licensed Software so that it does not infringe, or (c) refund a pro rata portion of the license fee to the Customer, based on a 5 year life of the Licensed Software. LICENSOR shall have no liability to the extent that any claim is based upon: (a) the unauthorized combination, operation or use of any Licensed Software with software not supplied or specified by LICENSOR; (b) the unauthorized alteration, modification or combination of any Licensed Software if infringement could have been avoided by use of the unaltered, unmodified or uncombined Licensed Software; or (c) the failure by Customer to use the most current version of the Licensed Software. THE FOREGOING CONSTITUTES THE ENTIRE LIABILITY OF LICENSOR, AND CUSTOMER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY CLAIMS OF INFRINGEMENT OF THIRD-PARTY RIGHTS.

Customer shall indemnify, defend and hold harmless Licensor, its officers, directors, employees and agents (each a “ Customer Indemnified Party”) from any and all claims, actions, damages, costs, liabilities, judgments or expenses (including reasonable attorneys’ fees and costs) incurred by any Customer Indemnified Party arising from or related to (1) Customer’s acts or omissions under this Agreement, (2) commitments, claims or representations made by Customer with respect to the Licensed Software outside the scope of the License Agreement and/or without Licensor’s authorization; (3) services provided by Customer to any third party, including any licensee; (4) modifications made by Customer to the Licensed Software; or (5) a breach by Customer of its agreement with a licensee or other third party. This provision shall survive termination or expiration of the License Agreement.

ARTICLE 7: TERMINATION

7.1 Termination. Either party shall be in default if it fails to perform any of its duties or obligations hereunder and fails to substantially cure such default within twenty (20) days after written notice is given to the defaulting party. Upon an event of default, the non-defaulting party may terminate this Agreement by providing written notice of termination to the defaulting party, reserving unto the non-defaulting party all other rights and remedies it may have under this Agreement. If Customer is in default, LICENSOR reserves the right, in addition to all other rights and remedies it may have, to withhold further performance of its obligations under this Agreement and may repossess the Licensed Software and Documentation.

7.2 Effect of Termination. Upon termination of this Agreement for any reason, or of any licenses granted hereunder, (a) the provisions of Articles 8, 9, and 10 will survive and (b) Customer will promptly remove all affected Licensed Software from all memory locations, return all copies of the affected Licensed Software and Documentation to LICENSOR, and execute and deliver to LICENSOR a certificate stating that all copies of the affected Licensed Software have been removed and returned or destroyed.

ARTICLE 8: CONFIDENTIAL INFORMATION

Confidential Information shall mean and include: Licensed Software, its source code, the Documentation and any and all confidential business, technical or data processing information, trade secret or other proprietary information acquired by Customer in the course of carrying out the License, whether or not conceived of or prepared by Licensor or its agents, whether or not reduced to writing, and whether or not in human readable or machine readable form. Customer will treat and hold the Confidential Information in strict confidence. Customer acknowledges that in the course of its relationship with Licensor, it and its employees, Affiliates, contractors, subcontractors, officers and agents will acquire or have access to the Confidential Information. Customer acknowledges that the Confidential Information that is directly or indirectly disclosed by Licensor to Customer or its employees, Affiliates, contractors, subcontractors, officers or agents is confidential in nature, constitutes a valuable asset of Licensor, is proprietary to Licensor, and is properly the subject of protection. Customer further acknowledges that Licensor may have proprietary or confidential information of third parties that they may rightfully use in the course of their businesses. Customer further agrees that any entity or person who obtains or is provided access to the Confidential Information as an Affiliate, agent or contractor of Customer will do so only for the purpose of carrying out the performance of specific terms of this Agreement and shall sign a non-disclosure agreement with similar terms to this Section with Customer covering this Confidential Information.

Customer agrees that as a material inducement to Licensor to enter into this Agreement, neither Customer nor any of its employees, Affiliates, contractors, subcontractors, officers or agents will use, disclose or otherwise make available to any person or entity (except as required under the terms of this Agreement) any of the Confidential Information during the term of this Agreement or thereafter without the prior written consent of Licensor. Customer further agrees that it will instruct its employees, Affiliates, contractors, subcontractors, officers and agents not to, sell, lease, assign, transfer, copy or reveal any of the Confidential Information obtained from Licensor or any products or services that embody, in whole or in part, any Confidential Information without the prior written consent of Licensor. Customer warrants that it will take all steps necessary to ensure fulfillment of this obligation.

To the extent the performance of its obligations under this Agreement requires LICENSOR to be exposed to any information that is identified prior to disclosure by Customer as being confidential or proprietary, LICENSOR shall not disclose such information to any third parties and will use such information only to the extent necessary to perform any support and maintenance services under this Agreement; provided that this Section 8 shall not be applicable to information in the public domain, or received from third parties under no obligation of confidentiality or confidence, and that LICENSOR may reasonably use the name of Customer, and a description of Customer’s use of the Licensed Software, in advertising and promotional literature.

ARTICLE 9: LIMITATION OF LIABILITY

Licensor’s entire liability to Customer for damages concerning performance or nonperformance by Licensor or in any way related to the subject matter of this Agreement, and regardless of whether the claim for such damages is based in contract, tort, strict liability, or otherwise, shall not exceed the amounts paid by Customer under this Agreement.

ARTICLE 10: CONSEQUENTIAL DAMAGES WAIVER

EXCEPT FOR A BREACH OF ARTICLE 2 OR ARTICLE 8 BY CUSTOMER, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES, LOST PROFITS, OR LOST DATA, OR ANY OTHER INDIRECT DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 11: GENERAL

11.1 Force Majeure. Except with respect to the Customer’s obligation to make timely payments, neither party shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by fires, strikes, embargoes, explosion, earthquakes, floods, wars, water, the elements, labor disputes, government requirements, civil or military authorities, acts of God or by the public enemy, inability to secure raw materials or transportation facilities, acts or omissions of carriers or suppliers, or other causes beyond its reasonable control.

11.2 Complete Agreement. This Agreement, any exhibits and schedules attached to it, and any other terms and conditions incorporated by reference herein, contain the entire understanding of the parties with respect to the subject matter hereof, and supersede any and all related prior understandings and agreements, oral or written. This agreement cannot be modified or amended except in a writing signed by both parties.

11.3 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then each provision not so affected will remain in full force and effect.

11.4  Assignment. Customer may not assign this Agreement by operation of law or otherwise without the prior written consent of LICENSOR. LICENSOR may assign any of its rights and obligations under this Agreement. This agreement will bind each party and its successors and assigns.

11.5 Disputes. This Agreement and the rights and obligations of the parties hereunder shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded by the parties hereto. The laws of the State of California, regardless of the choice of law rules of such state or any other jurisdiction, will govern this Agreement. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of either the state or federal courts located in San Jose, California, and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts. The laws of the State of California, other than choice of law rules, will govern this Agreement. Customer agrees that the Licensed Software is and will remain after termination of this Agreement the valuable, proprietary, and confidential property of LICENSOR, that any violation of Article 8 would cause LICENSOR irreparable injury for which it would have no adequate remedy at law, and that LICENSOR will be entitled to preliminary and other injunctive relief against any such violation. Such injunctive relief will be in addition to, and in no way limitation of, any other remedies or rights that LICENSOR may have at law or in equity.

11.6 No Waiver. No course of dealing, course of performance, or failure of either party strictly to enforce any term, right or condition of this Agreement shall be construed as a waiver of any other term, right or condition. No waiver or breach of any provision of this Agreement shall be construed to be a waiver of any subsequent breach of the same of any provision.

11.7 Relationship of the Parties. Licensor and Customer are independent contractors.

11.8 Fax Signatures. The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Agreement as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

11.9 Press Releases. All press releases and other public announcements created by Innofone regarding this Agreement shall not be released until approved in writing by Licensor.

END BASIC TERMS & CONDITIONS

EXHIBIT A

Description of the Licensed Software:

The foregoing are licensed in object or encrypted code form only:	Minimum List Price

Clickmarks Internal Development System of CIS (minimum configuration of 2 CPUs)	$24,000 per CPU
Clickmarks Production System of CIS (minimum configuration of 3 CPUs)	$24,000 per CPU

HipLinkXS	See attached Pricing Sheets

HipLinkES

IQLink

RemLink

OpenLink

QuickLink

EXHIBIT B

Authorized Marks:
Semotus; Wireless Architects; HipLink; HipLinkXS; HipLinkES; Clickmarks

Customer’s Obligations re: Semotus’ (the “Corporation’s”) Marks:

(a)
Customer shall supply Corporation with a sample, prior to the release of any web site launch, advertisement, brochure or other publicly distributed documentation or material bearing a Mark or advertising the Products in any way. Or, at any other time following reasonable written notice from Corporation, Customer shall provide Corporation with a sample of such advertisement, brochure or other documentation or Material. Customer shall cooperate fully with Corporation to facilitate periodic review of Customer’s use of the Marks and of Customer’s compliance with this Agreement.

(b)
If Corporation notifies Customer of any defect in any web site page, advertisement, brochure or publicly distributed documentation or material related to the Products or bearing a Mark, or any failure of any of the foregoing to comply with the requirements of this Agreement, Customer shall promptly remedy the defect or failure.

(c)
Customer acknowledges that this Agreement does not transfer any rights to use any Marks (except to the limited extent expressly set forth in this Agreement) and that this Agreement does not and will not confer any goodwill or other interest in any Marks upon Customer, al rights to which remain with Corporation.

(d)
Customer shall use the Marks in a manner that does not derogate from Corporation’s right in the Marks, and shall take no action that would interfere with or diminish those rights. Customer shall not reproduce or use the Marks in any manner whatsoever other than as expressly authorized by this Agreement or permitted by applicable law without a license. Customer shall not use as its own any mark, work or design confusingly similar to any Marks, including without limitation any mark, word or design that incorporates the word “Hip”, Link”, “Clickmarks” or “Semotus” or any mark, word or design confusingly similar thereto. Customer agrees that all use of the Marks by Customer will inure to the benefit of Corporation.

(e)
Customer agrees to use the appropriate trademark, product descriptor and trademark symbol (either “TM” or circled “R”), and clearly indicate Corporation’s ownership of its Marks whenever any of the Marks is first mentioned in any web site, advertisement, brochure or documentation, or in any other manner in connection with the Products.

(f)	Customer shall not use or imitate the trade dress of Corporation’s products or services relating to the Products.

EXHIBIT C

Stock Issuance and Registration Rights Agreement

EXHIBIT C
TO
LICENSE AGREEMENT

STOCK ISSUANCE AND REGISTRATION RIGHTS AGREEMENT

THIS STOCK ISSUANCE AND REGISTRATION RIGHTS AGREEMENT, dated as of July __, 2007 (this "Agreement"), is made by and between SEMOTUS SOLUTIONS, INC., a Nevada corporation, with headquarters located at 718 University Avenue, Suite 202, Los Gatos, CA 95032 (“Semotus”), and Innofone.com Incorporated, a ________ corporation located at 1431 Ocean Ave., Suite 1500, Santa Monica, CA 90401 (“Innofone”).
W I T N E S S E T H:
WHEREAS, upon the terms and subject to the conditions of the Software License Agreement, dated as of July __, 2007, between Semotus and Innofone (the “License Agreement”; terms not otherwise defined herein shall have the meanings ascribed to them in the License Agreement), Innofone has agreed to issue and sell to Semotus the Shares; and

WHEREAS, to induce Semotus to execute and deliver the License Agreement, Innofone has agreed to provide certain representations and registration rights under the Securities Act;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Innofone and Semotus hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) "Computation Date" means (A) the date which is the earlier of thirty (30) days after the Required Filing Date or the Required Effective Date (with respect to payments due as contemplated by Section 2(b)(ii) hereof), as the case may be, and (B) each date which is thirty (30) days after the previous Computation Date.

(b) “Effective Date” means the date the SEC declares a Registration Statement covering Registrable Securities and otherwise meeting the conditions contemplated hereby to be effective.

(c) “Semotus” means Semotus or any permitted transferee or assignee who agrees to become bound by the provisions of this Agreement in accordance with Section 9 hereof and who holds Registrable Securities, as the context may require.

(d) “Shares” means the $3,750,0000 worth of shares of Innofone common stock to be issued pursuant to the License Agreement, and any shares of Innofone common stock issued based upon the Post-Closing Purchase Price Adjustment, and any additional shares of common stock issued pursuant to the terms of this Registration Rights Agreement.

(e) “Register,” “Registered,” and “Registration” refer to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“Rule 415"), and the declaration or ordering of effectiveness of such Registration Statement by the Commission.

(f) "Registrable Securities" means the Shares and any additional shares of common stock issued pursuant to this Agreement or upon conversion of a promissory note that may be issued to Semotus in the future.

(g) “Registration Statement” means a registration statement of the Innofone under the Securities Act covering Registrable Securities on Form S-3, if Innofone is then eligible to file using such form, and if not eligible, on Form SB-2 or other appropriate form.

(h) “Required Effective Date” means 60 days after the Required Filing Date.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the License Agreement or in the Rules of the SEC.

2. Registration.

(a) Mandatory Registration. Innofone shall prepare and file with the SEC, as soon as practicable but not later than 90 days after Semotus sends written notice to Innofone that Semotus desires to have the Registrable Shares registered (the “Required Filing Date”), a Registration Statement registering for resale by Semotus a sufficient number of shares of Common Stock for Semotus to sell all of the Registrable Securities. The Registration Statement shall also state that, in accordance with Rules 416 and 457 under the Securities Act, it also covers such indeterminate number of additional shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, or stock dividends. Innofone will use its reasonable best efforts to cause such Registration Statement to be declared effective on a date (the “Initial Required Effective Date”) which is no later than the earlier of (Y) five (5) business days after oral or written notice by the SEC that it may be declared effective or (Z) the Required Effective Date.

(b) Piggy Back Registration Rights. If (but without any obligation to do so) Innofone proposes to register any of its securities on a registration statement (other than a registration relating solely to the sale of securities to participants in a Company stock option plan), Innofone shall, at such time, promptly give Semotus written notice of such registration. Upon the written request of Semotus given within ten (10) days after receipt of such notice by Semotus, Innofone shall use all reasonable efforts to cause to be registered under the Act all of the Registrable Shares that Semotus has requested to be registered on a date (the “Initial Required Effective Date”) which is no later than the earlier of (Y) five (5) business days after oral or written notice by the SEC that it may be declared effective or (Z) the Required Effective Date. For purposes of computing penalties under Section 2(c), the actual filing date with the SEC shall be deemed the Required Filing Date under this Section 2(b).

(c) Adjustments and Penalties.

(i) If the Registration Statement covering the Registrable Securities is not filed by the Required Filing Date, or declared effective by the Required Effective Date, then Innofone will make payments to Semotus in such amounts and at such times as shall be determined pursuant to this Section 2(c).

(ii) The amount (the “Periodic Amount”) to be paid by Innofone to Semotus shall be determined as of each Computation Date (as defined below) and such amount shall be equal to three percent (3%) of the Transaction Price.

(iii) Each Periodic Amount will be payable by Innofone, except as provided in the other provisions of this subparagraph (iv), by the issuance of additional shares of Common Stock to Semotus ("Periodic Amount Shares") in an amount equal to the Periodic Amount being paid thereby divided by the average Closing Price for the last ten (10) trading days prior to the Computation Date, or in cash or other immediately available funds to Semotus (1) on the third business day after the Required Effective Date, and (2) on the earlier of (A) the third business day after each thirtieth day thereafter, (B) the third business day after the date the Registration Statement is filed or is declared effective, in each case without requiring demand therefor by Semotus. Any Adjustment Shares, to the extent adjustment shares are issued prior to the registration statement going effective, and any Periodic Amount Shares issued pursuant to this subsection (iii) shares shall be included as Registrable Shares.

(iv) The parties acknowledge that the damages which may be incurred by Semotus if the Registration Statement has not been declared effective by the Required Effective Date may be difficult to ascertain. The parties agree that the Periodic Amounts represent a reasonable estimate on the part of the parties, as of the date of this Agreement, of the amount of such damages. Innofone shall only be obligated to make payments to Semotus pursuant to this Section 2(c) for Periodic Amounts accruing and payable through the fifteenth (15th) Computation Date.

(v) Notwithstanding the foregoing, the amounts payable by Innofone pursuant to this provision shall not be payable to the extent any delay in the effectiveness of the Registration Statement occurs because of an act of, or a failure to act or to act timely by the Semotus or its counsel.

(vi)  During the time period beginning from the Closing Date and ending on the earlier to occur of (a) 90 calendar days subsequent to the Effective Date and (b) the two (2) year anniversary of the Closing Date, if Innofone issues common stock or securities convertible or exercisable into stock at a price (or conversion or exercise right) that is less than the per share Transaction Price (the “Adjustment Price”), then, at the time of such issuance(s) Innofone shall issue to Semotus an additional number of shares of Common Stock pursuant to the following formula: the quotient determined by dividing (i) the Aggregate Amount by (ii) the Adjustment Price and then subtracted by the Shares (the “Adjustment Shares”). Any Adjustment Shares to be issued shall be included in the registration statement filed by Innofone pursuant to its obligations under this Agreement to the extent that such registration statement has not yet been declared effective by the SEC.

3. Obligations of Innofone. In connection with the registration of the Registrable Securities, Innofone shall do each of the following:

(a) Prepare and file, with the SEC a Registration Statement with respect to not less than the number of Registrable Securities as provided in Section 2(a) above, but only the Registrable Securities, and thereafter use its reasonable best efforts to cause such Registration Statement relating to Registrable Securities to become effective by the Required Effective Date and keep the Registration Statement effective at all times during the period (the “Registration Period”) continuing until the earlier of (i) the date when the Semotus may sell all Registrable Securities under Rule 144(k) without volume or other restrictions or limits, (ii) the date the Semotus no longer owns any of the Registrable Securities, which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) one (1) year after the Effective Date of the Registration Statement.

(b) Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during the Registration Period, use its reasonable best efforts to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of Innofone covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement;

(c) Permit a single counsel designated by Semotus to review the Registration Statement and all amendments and supplements thereto for a reasonable period of time (but not less than three (3) business days) prior to their filing with the SEC, and not file any document in a form to which such counsel reasonably objects;

(d) Notify Semotus’ Counsel and any managing underwriters immediately (and, in the case of (i)(A) below, not less than three (3) business days prior to such filing) and (if requested by any such person) confirm such notice in writing no later than one (1) business day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed; (B) whenever the SEC notifies the Innofone whether there will be a “review” of such Registration Statement; (C) whenever the Innofone receives (or a representative of Innofone receives on its behalf) any oral or written comments from the SEC in respect of a Registration Statement (copies or, in the case of oral comments, summaries of such comments (as such comments relate to the Semotus) shall be promptly furnished by Innofone to Semotus); and (D) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iv) if at any time any of the representations or warranties of Innofone contained in any agreement (including any underwriting agreement) contemplated hereby ceases to be true and correct in all material respects; (v) of the receipt by Innofone of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (vi) of the occurrence of any event that to the best knowledge of Innofone makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, Innofone shall furnish Semotus’ Counsel with copies of all intended written responses to the comments contemplated in clause (C) of this Section 3(d) that relate to Semotus not later than one (1) business day in advance of the filing of such responses with the SEC so that Semotus shall have the opportunity to comment thereon;

(e) Furnish to Semotus’ Counsel (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by Innofone, one (1) copy of the Registration Statement, each preliminary prospectus and prospectus, and each amendment or supplement thereto, all correspondence to, with, or from the SEC, and (ii) such number of copies of a prospectus, and all amendments and supplements thereto (as contemplated in Section 3(d) above) and such other documents, as Semotus may reasonably request in order to facilitate the disposition of the Registrable Securities owned by Semotus;

(f) As promptly as practicable after becoming aware thereof, notify the Semotus of the happening of any event of which Innofone has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to each Semotus as such Semotus may reasonably request;

(g) As promptly as practicable after becoming aware thereof, notify the Semotus who holds Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of a Notice of Effectiveness or any notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time;

(h) Use its reasonable efforts to secure and maintain the designation and listing of all the Registrable Securities covered by the Registration Statement on the Principal Trading Market within the meaning of Rule 11Aa2-1 of the SEC under the Exchange Act and the quotation of the Registrable Securities on the Principal Trading Market;

(i) Provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the initial Effective Date;

(j) Cooperate with Semotus to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as Semotus may reasonably request, and, within five (5) business days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Innofone shall deliver, and shall cause legal counsel selected by Innofone to deliver, to the transfer agent for the Registrable Securities (with copies to Semotus) an appropriate instruction and opinion of such counsel, which shall include, without limitation, directions to the transfer agent to issue certificates of Registrable Securities (including certificates for Registrable Securities to be issued after the Effective Date and replacement certificates for Registrable Securities previously issued) without legends or other restrictions; provided that Innofone has received the deliveries required in the Purchase Agreement;

(k) Take all other reasonable actions necessary to expedite and facilitate disposition by Semotus of the Registrable Securities pursuant to the Registration Statement; and

(l) Use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 not later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of Innofone after the effective date of the Registration Statement, which statement shall cover said 12-month period, or end shorter periods as is consistent with the requirements of Rule 158.

4. Obligations of Semotus. In connection with the registration of the Registrable Securities, Semotus shall have the following obligations:

(a) Semotus, by Semotus' acceptance of the Registrable Securities, agrees to cooperate with Innofone as reasonably requested by Innofone in connection with the preparation and filing of the Registration Statement hereunder; and

(b) Semotus agrees that, upon receipt of any notice from Innofone of the happening of any event of the kind described in Section 3(f) or 3(g), above, Semotus will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until Semotus' receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) or 3(g) and, if so directed by Innofone, Semotus shall deliver to Innofone (at the expense of Innofone) or destroy (and deliver to Innofone a certificate of destruction) all copies in Semotus' possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

5. Expenses of Registration. All reasonable expenses (other than underwriting discounts and commissions of Semotus) incurred in connection with registrations, filings or qualifications pursuant to Section 3, including, without limitation, all registration, listing, and qualifications fees, printers and accounting fees, and the fees and disbursements of counsel for the Innofone (but excluding Semotus’ Counsel fees and expenses) shall be borne by Innofone.

6.Representations And Warranties Of Innofone. Innofone represents and warrants to Semotus that:

(a) Innofone has the corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery by Innofone of this Agreement and the consummation by the Innofone of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Innofone. This Agreement has been duly executed and delivered by Innofone and constitutes the valid and binding obligation of Innofone enforceable against it in accordance with its respective terms, subject to the effects of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general equitable principles.

(b) Except as set forth in the SEC Documents (as hereinafter defined), there is no pending, or to the knowledge of Innofone, threatened, judicial, administrative or arbitral action, claim, suit, proceeding or investigation which might affect the validity or enforceability of this Agreement or which involves Innofone and which if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(c) Except as contemplated by this Agreement, any applicable state or Federal securities law filings, no consent or approval of, or exemption by, or filing with, any party or governmental or public body or authority is required in connection with the execution, delivery and performance under this Agreement or the taking of any action contemplated hereunder.

(d) Innofone has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation.

(e) The execution, delivery and performance of this Agreement by Innofone, and the consummation of the transactions contemplated hereby, will not (i) violate any provision of Innofone’s certificate of incorporation or bylaws, (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise, give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Innofone is a party or by or to which Innofone or any of Innofone’s assets or properties may be bound or subject, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which Innofone, or the assets or properties of Innofone are bound and (iv) to Innofone’s knowledge, violate any statute, law or regulation.

(f) The Shares have been duly authorized and, when issued and paid for in accordance with the License Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, claims or encumbrances. Innofone has reserved from its duly authorized capital stock the maximum number of shares of common stock issuable pursuant to this Agreement in order to issue the full number of the Shares as are or may become issuable.

(g) Innofone is eligible to register the resale of its Common Stock for resale by Semotus under Form S-3 promulgated under the Securities Act.

(h) The issuance and sale of the Shares hereunder does not contravene the rules and regulations of any applicable state or Federal securities law, and no approval of the shareholders of Innofone is required for Innofone to issue and deliver to Semotus the maximum number of shares of common stock contemplated in this transaction.

(i) Absence of Certain Changes. Since the Last Audited Date, there has been no material adverse change and no Material Adverse Effect, except as disclosed in Innofone’s SEC Documents. Since the Last Audited Date, except as provided in Innofone’s SEC Documents or disclosed in the Transaction Documents, Innofone has not (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) declared or made any payment or distribution of cash or other property to shareholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iii) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practices; (iv) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (v) made any changes in employee compensation, except in the ordinary course of business consistent with past practices; or (vi) experienced any material problems with labor or management in connection with the terms and conditions of their employment.

(j) Absence of Litigation. Except as disclosed in Innofone’s SEC Documents, (i) there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Innofone, threatened against or affecting Innofone before or by any governmental authority or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of Innofone to perform its obligations under, any of the Transaction Agreements; (ii) Innofone is not aware of any valid basis for any such claim that (either individually or in the aggregate with all other such events and circumstances) could reasonably be expected to have a Material Adverse Effect; or (iii) there are no outstanding or unsatisfied judgments, orders, decrees, writs, injunctions or stipulations to which Innofone is a party or by which it or any of its properties is bound, that involve the transaction contemplated herein or that, alone or in the aggregate, could reasonably be expect to have a Material Adverse Effect.

(k) No Undisclosed Liabilities or Events. Innofone has no liabilities or obligations other than those disclosed in the Transaction Agreements or Innofone’s SEC Documents or those incurred in the ordinary course of Innofone’s business since the Last Audited Date, or which individually or in the aggregate, would have a Material Adverse Effect. No event or circumstances has occurred or exists with respect to Innofone or its properties, business, operations, financial condition, or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by Innofone but which has not been so publicly announced or disclosed. There are no proposals currently under consideration or currently anticipated to be under consideration by the board of directors or the executive officers of Innofone which proposals would (x) change the certificate of incorporation or other charter document or by-laws of Innofone, each as currently in effect, with or without shareholder approval, which change would reduce or otherwise adversely affect the rights and powers of the shareholders of the Common Stock or (y) materially or substantially change the business, assets or capital of Innofone, including its interests in subsidiaries.

(l) The number of Shares issuable hereunder may have a dilutive effect on the ownership interests of the other shareholders (and persons having the right to become shareholders) of the Innofone. Innofone's executive officers and directors have studied and fully understand the nature of the Shares being issued hereby and recognize that they have such a potential dilutive effect. The board of directors of Innofone has concluded, in its good faith business judgment, that such issuance is in the best interests of Innofone. Innofone specifically acknowledges that its obligation to issue the Shares is binding upon Innofone and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of Innofone.

   7. Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a) To the extent permitted by law, Innofone will indemnify and hold harmless each Semotus who holds such Registrable Securities, the directors, if any, of such Semotus, the officers, if any, of such Semotus, each person, if any, who controls any Semotus within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person” or “Indemnified Party”), against any losses, claims, damages, liabilities or expenses (joint or several) incurred (collectively, “Claims”) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations in the Registration Statement, or any post-effective amendment thereof, or any prospectus included therein: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if Innofone files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by the Innofone of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). Subject to clause (b) of this Section 6, Innofone shall reimburse Semotus, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a) shall not (I) apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to Innofone by or on behalf of any Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, after such prospectus was made available by Innofone pursuant to Section 3(c) hereof; (II) be available to the extent such Claim is based on a failure of the Semotus to deliver or cause to be delivered the prospectus made available by Innofone or the amendment or supplement thereto made available by Innofone; (III) be available to the extent such Claim is based on the delivery of a prospectus by the Semotus after receiving notice from Innofone under Section 3(f), (g) or (h) hereof (other than a notice regarding the effectiveness of the Registration Statement or any amendment or supplement thereto), or (IV) apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Innofone, which consent shall not be unreasonably withheld or delayed. Each Semotus will indemnify, severally and not jointly, Innofone and its officers, directors and agents (each, an “Indemnified Person” or “Indemnified Party”) against any claims arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to Innofone, by or on behalf of such Semotus, expressly for use in connection with the preparation of the Registration Statement or the amendment or supplement thereto, subject to such limitations and conditions as are applicable to the indemnification provided by Innofone to this Section 6. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by Semotus pursuant to Section 9.

(b) Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be. In case any such action is brought against any Indemnified Person or Indemnified Party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, subject to the provisions herein stated and after notice from the indemnifying party to such Indemnified Person or Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Person or Indemnified Party under this Section 6 for any legal or other reasonable out-of-pocket expenses subsequently incurred by such Indemnified Person or Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The Indemnified Person or Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and reasonable out-of-pocket expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the Indemnified Person or Indemnified Party provided such counsel is of the opinion that all defenses available to the Indemnified Party can be maintained without prejudicing the rights of the indemnifying party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

8. Contribution. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6; (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation; and (c) except where the seller has committed fraud (other than a fraud by reason of the information included or omitted from the Registration Statement as to which Innofone has not given notice as contemplated under Section 3 hereof) or intentional misconduct, contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

9. Reports under Securities Act and Exchange Act. With a view to making available to Semotus the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit Semotus to sell securities of Innofone to the public without Registration (“Rule 144”), Innofone agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Innofone under the Securities Act and the Exchange Act; and

(c) furnish to Semotus so long as Semotus owns Registrable Securities, promptly upon request, (i) a written statement by the Innofone that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Innofone and such other reports and documents so filed by the Innofone and (iii) such other information as may be reasonably requested to permit Semotus to sell such securities pursuant to Rule 144 without Registration.

(d) Innofone will, at the request of any Holder of Registrable Securities, in connection with the sale of some or all of the Registrable Securities pursuant to Rule 144 upon receipt from such Holder of a certificate certifying (i) that such Holder has held such Registrable Securities for a period of not less than one (1) year, (ii) that such Holder has not been an affiliate (as defined in Rule 144) of Innofone for more than the ninety (90) preceding days, and (iii) as to such other matters as may be appropriate in accordance with such Rule, remove from the stock certificate representing such Registrable Securities that portion of any restrictive legend which relates to the registration provisions of the Securities Act, provided, however, that, if Innofone fails to provide such instructions and opinion within three business days of receipt of the above certifications (i) through (iii), at Innofone’s cost and expense, counsel to Semotus may provide such instructions and opinion to the transfer agent regarding the removal of the restrictive legend.

9. Assignment of the Registration Rights. The rights to have Innofone register Registrable Securities pursuant to this Agreement shall be automatically assigned by Semotus to any transferee of the Registrable Securities.

10. Amendment of Registration Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Innofone and Semotus. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon Semotus and Innofone.

11. Miscellaneous.

(a) Notices required or permitted to be given hereunder shall be given in the manner contemplated by the Purchase Agreement, (i) if to the Innofone or to the Semotus, to their respective address contemplated by the Purchase Agreement, and (ii) if to any other Semotus, at such address as such Semotus shall have provided in writing to the Innofone, or at such other address as each such party furnishes by notice given in accordance with this Section 11(b).

(c) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(d) The corporate laws of the State of Nevada shall govern all issues concerning the relative rights of Innofone and Semotus as its stockholder. All other questions concerning this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the principles of conflicts of law thereof. The parties hereto hereby submit to the exclusive jurisdiction of the United States federal and state courts located in Santa Clara County, State of California with respect to any dispute arising under this Agreement or the transactions contemplated hereby.

(e) Innofone and Semotus hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with this Agreement or any of the other Transaction Agreements.

(f) If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(g) Subject to the requirements of Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

(h) All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

(i) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

(j) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by telephone line facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(k) Innofone acknowledges that any failure by Innofone to perform its obligations under Section 2(a) hereof, or any delay in such performance could result in loss to Semotus, and Innofone agrees that, in addition to any other liability Innofone may have by reason of such failure or delay, Innofone shall be liable for all direct damages caused by any such failure or delay, unless the same is the result of force majeure. Neither party shall be liable for consequential damages.

(l) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SEMOTUS SOLUTIONS, INC.

By:

Name:
Title:

Innofone.com Incorporated

By:

Name:
Title:

EXHIBIT D

Annual Maintenance and Support Fee: 18% of the total license fee = $675,000 / year

Software Re-Certification Fee:

Professional Services Fees: $125 / hour with a minimum of eight (8) hours.

EXHIBIT E
Future Milestones

a. Semotus shall sell to Innofone certain assets consisting of the HiplinkXS, Clickmarks, and related software applications (the “Asset Sale”) if the following conditions are met. In consideration, Innofone shall pay five thousand dollars ($5,000) to Semotus within ten (10) days of full execution of this License Agreement, two hundred forty five thousand dollars ($245,000) within ninety days of full execution of this License Agreement, and Innofone shall issue to Semotus a five hundred thousand dollar ($500,000) convertible promissory note. Innofone must have one million dollars ($1,000,000) in operating cash at the time of the closing of the Asset Sale and have resolved any pending litigation (carve out for Caleum) prior to the close of the Asset Sale. Semotus shall have approval authority regarding any material Innofone transaction during the period commencing upon the payment of the $5,000 and continuing thereafter until the close of the Asset Sale, such approval not to be unreasonably withheld.

Post-Closing Purchase Price Adjustment.  In the event that the value of the Shares following the Closing Date is less than $3.75 million, then and in that event, the Post Closing Purchase Price Adjustment will be triggered.  If the Post Closing Purchase Price Adjustment is triggered, during each calendar month after Closing and until the Asset Sale is Closed, Innofone shall promptly deliver additional shares of its common stock such that Semotus shall have an aggregate number of shares of Innofone common stock with an aggregate market value as of the date of payment of no less than Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000) (“Post-Closing Purchase Price Adjustment”). Failure to deliver additional shares within 5 business days after month end will result in termination of “Asset Sale” agreement.

Closing Contingencies:
1.	The appropriate legal documentation and definitive agreements relating to the Asset Sale having been fully agreed upon by both parties and fully executed; and
2.	Completion of Due Diligence, the approval by each party’s Board of Directors, and Shareholder approval.

c. Upon the close of the Asset Sale, Semotus shall grant to Innofone a Right of First Refusal to merge with and into Semotus (the “Merger”). The Right of First Refusal is conditional upon the following factors: (i) Innofone must have at least four million dollars ($4,000,000) in net shareholder value, and (ii) Innofone must have at least two million dollars ($2,000,000) in operating cash. Net shareholder value means shareholders’ equity, as determined by the American Stock Exchange listing requirements.

Right of First Refusal. During the time period beginning from the Closing Date of the Asset Sale and ending ninety (90) calendar days thereafter (the “Restricted Period”), Innofone shall have a right of first refusal with respect to any proposed merger undertaken by Semotus, as follows. In the event that, during the Restriction Period, Semotus proposes to merge with another entity (a “Proposed Transaction”), then Semotus shall send to Innofone notice in writing of all of the terms of the Proposed Transaction (such notice, the “Offer Notice”). The Offer Notice shall constitute an irrevocable offer to merge with Innofone, on a basis similar to that described in the Proposed Transaction.

At any time within five (5) calendar days after receipt by Innofone of the Offer Notice (the “Option Period”), Innofone may elect to accept the offer to merge with Semotus under similar terms of the Proposed Transaction and shall give written notice of such election, including all of the terms of the Innofone Proposed Transaction (the “Acceptance Notice”) to Semotus within the Option Period. Semotus’ Board of Directors shall then determine, in its sole discretion, which merger transaction (the Proposed Transaction or the Innofone Proposed Transaction) is in the best interests of Semotus and its shareholders. The closing for any merger with Innofone shall take place within thirty (30) days following the expiration of the Option Period. After the expiration of the Option Period, if Innofone has not provided to Semotus an Acceptance Notice for the merger under identical terms of the Proposed Transaction, then Semotus may offer such merger on similar terms to third parties. However, in the course of negotiation with third parties, if the terms of the Proposed Transaction are materially modified, then Semotus shall again send an Offer Notice to Innofone outlining any such material modification of the Proposed Transaction (the “Revised Transaction”) and shall grant Innofone a new Offering Period in which to accept such Revised Transaction.

Post-Closing Purchase Price Adjustment.  In the event that the value of the Shares following the Closing Date is less than $3.75 million, then and in that event, the Post Closing Purchase Price Adjustment will be triggered.  If the Post Closing Purchase Price Adjustment is triggered, during each calendar month after Closing and until the Merger is Closed, Innofone shall promptly deliver additional shares of its common stock such that Semotus shall have an aggregate number of shares of Innofone common stock with an aggregate market value as of the date of payment of no less than Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000) (“Post-Closing Purchase Price Adjustment”).

Closing Contingencies:
1.	The appropriate legal documentation and definitive agreements relating to the Merger having been fully agreed upon by both parties and fully executed; and
2.	The approval by each party’s Board of Directors, shareholders and the American Stock Exchange.

c. Innofone shall have the right to buy back the Shares in cash at the Transaction Price ($3,750,000) should the Merger not close. This buy back option will be valid for one year from the full execution of this License Agreement.

EXHIBIT F

Technical Support and Annual Maintenance Document